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                                        FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                           FILE NUMBER 333-39539

                  PROSPECTUS SUPPLEMENT DATED JANUARY 22, 1998

                                       TO

                       PROSPECTUS DATED JANUARY 12, 1998

                                1,521,834 SHARES

                                  YAHOO! INC.

                        COMMON STOCK, $0.00067 PAR VALUE

                               ------------------

    This Prospectus Supplement supplements the Prospectus dated January 12, 1998 (the "Prospectus") of Yahoo! Inc., a California corporation (the "Company"), relating to the sale by certain shareholders and warrantholders (the "Selling Shareholders") of the Company of 1,521,834 shares of the Yahoo! Inc. Common Stock, $0.00067 par value, covered by the Prospectus (the "Shares"). The Selling Shareholders received the Shares in connection with the acquisition by the Company of Four11 Corporation on October 20, 1997. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDERS

    The Selling Shareholders section in the Prospectus is hereby amended to include the following information:

    The definition of "Selling Shareholders" as such term is used in the Prospectus shall include any pledgee, donee, transferee or other successor in interest that receive the Shares as a gift, partnership distribution or other non-sale related transfer from a Selling Shareholder named in the Prospectus or a pledgee, donee, transferee or other successor in interest of such named Selling Shareholder.